EXHIBIT 99.1

Investor Contact:  Valda Colbart, 419-784-2759, rfcinv@rurban.net

Rurban Financial Corp. to Acquire National Bank of Montpelier

DEFIANCE, OH, May 23, 2008– Rurban Financial Corp. (“Rurban”) (Nasdaq: RBNF), today announced that it has signed an Agreement and Plan of Merger for Rurban to acquire NBM Bancorp, Incorporated and its subsidiary, National Bank of Montpelier (“NBM”), headquartered in Montpelier, Ohio. National Bank of Montpelier has been in operation seventy-five years and at March 31, 2008 had total assets of $109.2 million, loans of $45.4 million, deposits of $89.7 million and shareholders’ equity of $18.6 million. Its banking offices are located in Williams County in the cities of Montpelier, Pioneer, West Unity and Bryan, Ohio. The transaction is expected to close in the third quarter of this year and is subject to the approval of the shareholders of NBM Bancorp, Incorporated, the approval of banking regulators and the satisfaction of other customary closing conditions set forth in the Agreement and Plan of Merger. Upon completion of the merger of NBM Bancorp, Incorporated into Rurban, the National Bank of Montpelier branches will be merged with and operate as The State Bank and Trust Company (“State Bank”), a wholly-owned subsidiary of Rurban.

Kenneth A. Joyce, President and Chief Executive Officer of Rurban, said, “The merger will allow us to expand into Williams County, Ohio, which meets our criteria for strategic growth, improved operating efficiencies, and continued expansion of our funding base in Northwest Ohio. We project that this transaction will be immediately accretive to Rurban’s earnings per share, excluding the associated one-time acquisition costs. We look forward to working with Al Fiser, President and CEO of NBM, in creating a strong, seamless transition into this new market.”

Alan Fiser, President and Chief Executive Officer of NBM, commented, “We are pleased with the opportunities that the Agreement with Rurban will provide our shareholders and customers. The State Bank and Trust Company’s lending capabilities and its broad product mix will be welcomed by our customers. These capabilities are coupled with State Bank and Trust’s heritage and understanding of serving the small community market. This change will provide advancement opportunities to many of our employees, while benefiting customers and the community. We anticipate that the transition to the Rurban family will be simple, as our data processing systems are currently managed by Rurbanc Data Services Inc. (RDSI), the data and item processing subsidiary of Rurban. We look forward to introducing State Bank’s products and services to our loyal customers.”

“State Bank has expanded into the Fort Wayne, Lima and Toledo markets, and most recently, entered the Columbus market by opening a Loan Production Office,” noted Mark A. Klein, President and Chief Executive Officer of The State Bank and Trust Company. “We are encouraged with our asset and profitability growth and see this merger as continuing that growth, while providing quality service to the Northwest Ohio region.”

Under the terms of the Agreement and Plan of Merger, Rurban has agreed to pay NBM’s shareholders an aggregate of $25 million in cash, which is equivalent to $113.98 for each of the 219,334 shares of common stock of NBM Bancorp, Incorporated outstanding. This price represents approximately 135% of NBM’s book value at March 31, 2008.

Rurban is represented in the transaction by its financial advisor, Stifel, Nicolaus & Company, Incorporated, and its legal advisor, Vorys, Sater, Seymour and Pease LLP. NBM is represented in the transaction by its financial advisor, Austin Associates, LLC, and its legal advisor, Niehaus & Associates, Ltd.

About Rurban Financial Corp.

Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban’s wholly-owned subsidiaries are The State Bank and Trust Company, including Reliance Financial Services and Rurbanc Data Services, Inc. (RDSI), including DCM. The State Bank and Trust Company offers financial services through its 17 branches in Allen, Defiance, Fulton, Lucas, Paulding and Wood Counties, Ohio and Allen County, Indiana and a Loan Production Office in Franklin County, Ohio. Reliance Financial Services, a division of State Bank, offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI and DCM provide data and item processing services to community banks in Arkansas, Florida, Illinois, Indiana, Michigan, Missouri, Nebraska, Nevada, Ohio and Wisconsin. Rurban’s common stock is quoted on the NASDAQ Global Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,941,933 shares outstanding. The Company's website is http://www.rurbanfinancial.net.

About NBM Bancorp, Incorporated

NBM Bancorp, Incorporated is a privately held bank holding company located in Montpelier, Ohio. NBM Bancorp, Incorporated currently has 364,000 shares of common stock authorized and 219,334 shares outstanding. National Bank of Montpelier offers a full range of financial services through its five offices located in Williams County.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.